EXHIBIT 99.1

                        PFS Bancorp, Inc.

                  Second and Bridgeway Streets
                      Aurora, Indiana 47001

                         April 27, 2004

FOR IMMEDIATE RELEASE:


CONTACT:
  Stuart M. Suggs, Corp. Treasurer, VP, & CFO
  PFS Bancorp, Inc.
  (812) 926-0631

PFS Bancorp, Inc. Reports Net Earnings For the Year and the Quarter Ended March 31, 2004.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the first quarter ended March 31, 2004 of $217,000, or diluted earnings per share of $.16, a decrease of $4,000, or 1.8%, from the $221,000 in net earnings, or $.15 of diluted earnings per share recorded for the first quarter ended
March 31, 2003. Book value, or stockholders' equity, was $18.35 per share at March 31, 2004.

The decrease in net earnings for the quarter resulted primarily from a $5,000, or .5%, decrease in net interest income, a $50,000, or 7.6%, increase in general, administrative and other expense, and a $4,000, or 2.7%, increase in income taxes which were partially offset by a $55,000, or 87.3%, increase in other income.

The increase in other income for the quarter was primarily attributable to a $31,000, or 35.6%, increase in service charge and fee income. However, for the comparable quarter ended March 31, 2003, there was a $28,000 loss on the sale of investment securities which reduced total other income for such period.

The increase in general, administrative and other expense for the quarter was due primarily to a $40,000, or 10.3%, increase in employee compensation and benefits and a $12,000, or 24.0% increase in data processing expenses. The increase in employee compensation and benefits was attributable to increased costs associated with the Company's stock benefit plans, retirement plan and insurance premiums, as well as normal merit increases quarter to quarter.

At March 31, 2004, PFS Bancorp, Inc. reported total assets of $121.3 million, an increase of $3.0 million, or 2.6%, compared to total assets at December 31, 2003. The increase in assets was comprised primarily of a $3.0 million, or 3.0%, increase in loans receivable which was funded by additional advances from the Federal Home Loan Bank totaling $4.0 million.

PFS Bancorp, Inc. is the unitary thrift holding company for Peoples Federal Savings Bank which conducts business from its main office and two branch offices in southeastern Indiana.

                          PFS Bancorp, Inc.
      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           (In thousands)

                                                        March 31, December 31,
     ASSETS                                                2004       2003

Cash and cash equivalents                             $    5,318 $    5,187
Investment securities                                     10,000     10,168
Loans receivable                                         103,329    100,293
Other assets                                               2,642      2,625
                                                         -------    -------
     Total assets                                       $121,289   $118,273
                                                         =======    =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $86,968    $88,328
Advances from the FHLB                                     6,000      2,000
Other liabilities                                          1,277      1,023
                                                         -------    -------
     Total liabilities                                    94,245     91,351

Shareholders' equity                                      27,044     26,922
                                                         -------    -------
     Total liabilities and shareholders' equity         $121,289   $118,273
                                                         =======    =======

                          PFS Bancorp, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                  (In thousands, except share data)


                                                           Three months ended
                                                                March 31,
                                                              2004     2003

                                                               (Unaudited)

Total interest income                                        $1,372  $1,549
Total interest expense                                          392     564
                                                              -----   -----
     Net interest income                                        980     985
Provision for losses on loans                                    24      24
                                                              -----   -----
     Net interest income after provision for
        losses on loans                                         956     961
Other income                                                    118      63
General, administrative and other expense                       707     657
                                                              -----   -----
     Earnings before income taxes                               367     367
Income taxes                                                    150     146
                                                              -----   -----
     NET EARNINGS                                              $217    $221
                                                              =====   =====
     EARNINGS PER SHARE
       Basic                                                    $.16   $.15
                                                              ======  =====
       Diluted                                                  $.16   $.15
                                                              ======  =====